Exhibit 99.1

               WTT Announces 2004 Third Quarter Results

    PARSIPPANY, N.J.--(BUSINESS WIRE)--Nov. 1, 2004--Wireless Telecom Group, Inc. (AMEX Symbol: WTT) announced today results for the third quarter and nine months ended September 30, 2004.
    For the quarter ended September 30, 2004, net sales were $5,944,000 as compared to $5,187,000 recorded in the third quarter of 2003, an increase of 15%. For the nine months ended September 30, 2004, net sales were $17,015,000 as compared to $14,176,000 recorded in the nine months ended in 2003, an increase of 20%.
    For the nine months ended September 30, 2004, net income was $1,619,000 or $.09 per share (diluted) as compared with $1,132,000 or $.07 per share (diluted) reported for the comparable period of the prior year. Net income for the current quarter ended September 30, 2004 was $785,000 or $.05 per share diluted as compared to net income of $647,000 or $.04 per share diluted, for the comparable period of the prior year.
    Gary Simonyan, CEO and Chairman of the Board stated, "We are pleased with the quarterly and year to date results and hope to continue our progress."

    Wireless Telecom Group, Inc. is a global provider of electronic noise generation equipment in the telecommunications field.
    Boonton Electronics, a wholly owned subsidiary, is a leader in the manufacture of test equipment dedicated to measuring the power of RF and Microwave systems used in multiple telecommunication markets.
    Microlab/FXR, a wholly owned subsidiary, is a global provider of passive microwave components including power splitters, directional couplers and filters. These products are employed as system components in commercial applications such as wireless base stations for cellular, paging and private communications, in-building wireless signal distribution, television transmitters and aircraft navigation landing systems. Microlab/FXR products are also used in military systems such as electronic countermeasures and missile guidance.

    Except for historical information, the matters discussed in this news release may be considered ``forward-looking'' statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. Such risks and uncertainties are identified in the Company's reports and registration statements filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2003 and Forms 10-Q for 2004.


                      SELECTED FINANCIAL RESULTS
               (In thousands, except per share amounts)

                                  Three months ended Nine months ended
                                     September 30,     September 30,
                                  ------------------ -----------------
                                      (unaudited)       (unaudited)

                                     2004     2003       2004     2003
                                     ----     ----       ----     ----
Statement of Operations Data:
-----------------------------
Net sales                          $ 5,944  $ 5,187    $17,015 $14,176

Gross profit                         3,175    2,815      9,295   7,283

Selling, general and
 administrative expenses             2,247    1,903      7,293   5,840

Other (income) expense                (86)     (67)      (208)   (290)

Income before income taxes           1,015      979      2,210   1,733

Net income                         $   785  $   647    $ 1,619 $ 1,132
                                   =======  =======    ======= =======
Net income per common share:
Basic                                 $.05     $.04       $.09    $.07
                                      ====     ====       ====    ====
Diluted                               $.05     $.04       $.09    $.07
                                      ====     ====       ====    ====
Weighted average shares
 outstanding:
          Basic                     17,224   16,938     17,128  16,892
          Diluted                   17,402   17,166     17,537  17,019

                                           September 30,  December 31,
                                               2004           2003
                                           -------------  ------------
                                           (unaudited)
Balance Sheet Data:
-------------------
Cash & cash equivalents                       $14,577       $16,266

Working capital                                24,463        23,972

Total assets                                   33,187        33,624

Total liabilities                               4,396         5,404

Shareholders' equity                          $28,791       $28,220


    CONTACT: Wireless Telecom Group Inc.
             Reed DuBow, 201-261-8797